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SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A)
OF THE SECURITIES EXCHANGE ACT OF 1934
(AMENDMENT NO.    )

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☐	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12
CROSS COUNTRY, INC.
(Name of Registrant as Specified In Its Charter)

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CROSS COUNTRY, INC.

NOTICE OF
ANNUAL MEETING OF STOCKHOLDERS
AND PROXY STATEMENT

April 10, 2003

Dear Cross Country Stockholder:

        I invite you to attend our Annual Meeting of Stockholders. The meeting will be held on Thursday, May 8, 2003 at 9:00 a.m. E.D.T. at the offices of Proskauer Rose LLP at 1585 Broadway, New York, New York.

        On the following pages you will find the Notice of Meeting, which lists the formal matters to be conducted at the meeting, and the Proxy Statement. After the formal business session, we will discuss the financial results for 2002 and report on current operations.

        Your vote is very important regardless of the number of shares you own.

        Detailed voting instructions appear on page 1 of the Proxy Statement.

        The Board of Directors unanimously recommends that you vote "FOR" proposals I, II and III described herein.

                      Sincerely,

                      Joseph A. Boshart
                       President and Chief Executive Officer

CROSS COUNTRY, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
MAY 8, 2003

        The Annual Meeting of Stockholders of Cross Country, Inc. will be held at the offices of Proskauer Rose LLP at 1585 Broadway, New York, New York on Thursday, May 8, 2003, at 9:00 a.m. E.D.T. for the following purposes:

  1.
  To elect nine directors;

  2.
  To approve an amendment to Cross Country's Amended and Restated Certificate of Incorporation to change our name to "Cross Country Healthcare, Inc.";

  3.
  To approve and ratify the appointment of Ernst & Young LLP as Cross Country's independent accountants for the fiscal year ending December 31, 2003; and

  4.
  To transact such other business, if any, as may properly come before the meeting or any adjournment thereof.

        Stockholders of record at the close of business on March 18, 2003 are entitled to receive notice of, and to vote at, the Annual Meeting.

                      By Order of the Board of Directors,

                      Stephen W. Rubin
                       Secretary

PROXY STATEMENT

GENERAL INFORMATION

        These proxy materials are furnished in connection with the solicitation by the Board of Directors of Cross Country, Inc. ("Cross Country," "the Company," "our," "we," or "us"), a Delaware corporation, of proxies to be voted at our 2003 Annual Meeting of Stockholders (the "Annual Meeting") or at any adjournment or postponement thereof.

        You are invited to attend our Annual Meeting on May 8, 2003, beginning at 9:00 a.m. E.D.T. at the offices of Proskauer Rose LLP, 1585 Broadway, New York, New York.

        This Proxy Statement, form of proxy and voting instructions are being mailed to our stockholders on or about April 10, 2003.

        Stockholders Entitled to Vote.    Persons holding shares of Cross Country's common stock, par value $.0001 per share (the "Common Stock"), at the close of business on March 18, 2003, the record date for the Annual Meeting, are entitled to receive notice of and to vote their shares at the Annual Meeting. As of that date, there were 32,273,801 shares of Common Stock outstanding. Each share of Common Stock is entitled to one vote on each matter properly brought before the Annual Meeting.

        Proxies.    Your vote is important. Stockholders of record may vote their proxies by marking the appropriate boxes on the enclosed proxy card and by signing, dating and returning the card in the enclosed envelope.

        You may revoke your proxy and reclaim your right to vote up to and including the day of the Annual Meeting by (1) giving written notice of revocation to the Inspectors of Election, (2) timely delivering a valid, later-dated proxy or (3) voting by ballot at the Annual Meeting.

        Vote at the Annual Meeting.    Your mail-in vote will not limit your right to vote at the Annual Meeting if you later decide to attend in person. If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the meeting.

        All shares that have been properly voted, and not revoked, will be voted at the Annual Meeting in accordance with your instructions. If you sign and return your proxy card but do not give voting instructions, the shares represented by the proxy will be voted by the Proxy Committee as recommended by the Board of Directors.

        The Proxy Committee consists of Karen H. Bechtel, Joseph A. Boshart and Thomas C. Dircks. Proxy cards, unless otherwise indicated by the stockholder, also confer upon the Proxy Committee discretionary authority to vote all shares of stock represented by the proxies on any matter which may be properly presented for action at the Annual Meeting even if not covered herein. If any of the nominees for director named in Proposal I—Election of Directors should be unavailable for election, the proxies will be voted for the election of such other person as may be recommended by the Board of Directors in place of such nominee. The Board of Directors is not aware of any matter for action by the stockholders at the Annual Meeting other than the matters described in the Notice.

        Quorum.    The presence, in person or by proxy, of the holders of a majority of the shares of Common Stock issued and outstanding entitled to vote at the Annual Meeting is required to constitute a quorum.

        Required Vote. A plurality of the votes of holders of shares represented at the Annual Meeting, in person or by proxy, and entitled to vote is required for the election of directors. The affirmative vote of holders of a majority of shares outstanding as of March 18, 2003 is required for the approval of an amendment to Cross Country's Amended and Restated Certificate of Incorporation to change the name of the corporation to "Cross Country Healthcare, Inc." The affirmative vote of holders of a majority of shares represented at the Annual Meeting, in person or by proxy, and entitled to vote is required for the ratification of the Board's selection of Ernst & Young LLP as the Company's independent accountants for the fiscal year ending December 31, 2003. Abstentions have the same effect as a vote against any proposal. Broker non-votes are deemed not entitled to vote and are not counted as votes for or against any proposal.

        Proxy Solicitation.    Cross Country will bear the cost of solicitation, including the preparation, assembly, printing and mailing of the proxy materials.

PRINCIPAL STOCKHOLDERS

        The following table sets forth certain information regarding the beneficial ownership of our common stock as of March 18, 2003. The table includes:

  •
  each person who is known by us to be the beneficial owner of more than 5% of our common stock;
  •
  our five most highly compensated officers during the year ended December 31, 2002;
  •
  each of our directors; and
  •
  all directors and executive officers as a group.

        Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting or investment power with respect to the securities. Except as otherwise indicated, the persons or entities listed below have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them, except to the extent such power may be shared with a spouse.

Name and Address	Number of Shares Beneficially Owned	Percent Beneficially Owned(a)
5% Stockholders:
Charterhouse Equity Partners III, L.P.(b) c/o Charterhouse Group International, Inc. 535 Madison Avenue New York, NY 10022	7,008,590	21.7
Morgan Stanley Private Equity and related entities(c) 1585 Broadway New York, NY 10036	4,390,473	13.6
Hunter Global Investors and related entities (d) 350 Park Avenue 11th Floor New York, NY 10022	1,829,810	5.7
Directors:
Karen H. Bechtel(e)	—	—
Joseph A. Boshart(f)	600,741	1.8
W. Larry Cash(g)	5,125	*
Thomas C. Dircks(h)	—	—
A. Lawrence Fagan(h)	—	—
Emil Hensel(i)	404,233	1.2
M. Fazle Husain(e)	—	—
Joseph Swedish(j)	4,125	*
Joseph Trunfio(k)	3,125	*
Other Named Executive Officers:
Vickie Anenberg(l)	185,003	*
Kevin Conlin(m)	47,411	*
Carol D. Westfall(n)	33,721	*
All directors and executive officers as a group (18 persons)(o)	1,606,801	4.8

*
Less than 1%.
(a)
A person or group of persons is deemed to have "beneficial ownership" of any shares of common stock when such person or persons has the right to acquire them within 60 days of March 18, 2003. For purposes of computing the percentage of outstanding shares of common stock held by each person or group of persons named above, any shares which such person or persons have the right to acquire within 60 days of March 18, 2003 is deemed to be outstanding but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

(b)
The general partner of CEP III is CHUSA Equity Investors III, L.P., whose general partner is CEP III, Inc., a wholly owned subsidiary of Charterhouse Group International, Inc. ("Charterhouse"). As a result of the foregoing, all of the shares held by CEP III would, for purposes of the Securities Exchange Act of 1934, be considered to be beneficially owned by Charterhouse.
(c)
Consists of 3,955,264 shares owned by Morgan Stanley Dean Witter Capital Partners IV, L.P. and its related investment funds (collectively, "MSDWCP") and 435,209 shares owned by Morgan Stanley Venture Partners III, L.P. and its related investment funds (collectively, "MSVP"). The general partner of MSDWCP is MSDW Capital Partners IV, LLC, the institutional managing member of which is MSDW Capital Partners IV, Inc. ("MSDWCP Inc."), a wholly owned subsidiary of Morgan Stanley ("MSDW"). The general partner of MSVP is Morgan Stanley Venture Partners III, L.L.C. ("MSVP L.L.C."), the institutional managing member of which is Morgan Stanley Venture Capital III, Inc. ("MSVC Inc."), a wholly owned subsidiary of MSDW.
(d)
Based solely on a filing made January 24, 2003 on Form 13F with the Securities and Exchange Commission, consists of shares owned by Hunter Global Investors Offshore Fund Ltd., shares owned by Hunter Global Investors Fund I, L.P. and shares owned by Hunter Global Investors Fund II, L.P. Each of these funds are managed by Hunter Global Investors, L.P. Hunter Global Associates L.L.C, which is wholly owned by Duke Buchan III, is the general partner of Hunter Global Investors, L.P.
(e)
Karen H. Bechtel is a Managing Director of MSDWCP Inc. and Morgan Stanley & Co. Incorporated, ("MS & Co."), a wholly owned subsidiary of MSDW. M. Fazle Husain is a Managing Director of MSVC Inc. and MS & Co., and a managing member of MSVP L.L.C. Ms. Bechtel and Mr. Husain each disclaim beneficial ownership of the shares of common stock beneficially owned by the investment funds managed by Morgan Stanley Private Equity and its affiliates, except to the extent of any direct pecuniary interest therein.
(f)
Includes 370,522 shares subject to options that are currently exercisable or exercisable within 60 days of March 18, 2003 and 7,007 shares of restricted stock granted on March 17, 2003.
(g)
Includes 3,125 shares subject to options that are currently exercisable or exercisable within 60 days of March 18, 2003.
(h)
Thomas C. Dircks and A. Lawrence Fagan are executive officers and directors of Charterhouse. Mr. Fagan is also a stockholder of Charterhouse. Messrs. Dircks and Fagan each disclaim beneficial ownership of the shares of common stock beneficially owned by Charterhouse.
(i)
Includes 300,617 shares subject to options that are currently exercisable or exercisable within 60 days of March 18, 2003 and 5,255 shares of restricted stock granted on March 17, 2003.
(j)
Includes 3,125 shares subject to options that are currently exercisable or exercisable within 60 days of March 18, 2003.
(k)
Includes 3,125 shares subject to options that are currently exercisable or exercisable within 60 days of March 18, 2003.
(l)
Includes 153,808 shares subject to options that are currently exercisable or exercisable within 60 days of March 18, 2003 and 2,202 shares of restricted stock granted on March 17, 2003.
(m)
Includes 46,411 shares subject to options that are currently exercisable or exercisable within 60 days of March 18, 2003.
(n)
Includes 17,612 shares subject to options that are currently exercisable or exercisable within 60 days of March 18, 2003.
(o)
Includes an aggregate of 1,186,243 shares subject to options that are currently exercisable or exercisable within 60 days of March 18, 2003 and an aggregate of 16,216 shares of restricted stock granted on March 17, 2003.

PROPOSAL I

ELECTION OF DIRECTORS

        The Board of Directors currently consists of nine members. All of the directors currently serving on the Board of Directors have been nominated by the Board of Directors for re-election to one year terms at the Annual Meeting. Each nominee elected will hold office until the Annual Meeting of Stockholders to be held in 2004 and until a successor has been duly elected and qualified, unless prior to such meeting a director shall resign, or his or her directorship shall become vacant due to his or her death or removal.

        Shares represented by proxies that are returned properly signed will be voted FOR the nominees unless the stockholder indicates on the proxy that authority to vote the shares is withheld for one or more or for all of the nominees listed. A proxy cannot be voted for a greater number of persons than the nine nominees named below. Directors are elected by a plurality of the votes cast. Shares not voted, whether by withholding or broker non-vote, have no effect on the election of directors except to the extent the failure to vote for an individual results in another individual receiving a proportionately larger number of votes.

        The following information sets forth the principal occupation and employment during the past five years of each director nominee, positions and offices with us, and certain other information.

        The following nine individuals have been nominated for election at the Annual Meeting for a term ending 2004:

Name	Age	Position
Joseph A. Boshart	46	President and Chief Executive Officer and Director
Emil Hensel	52	Chief Financial Officer and Director
Karen H. Bechtel	53	Director
W. Larry Cash	54	Director
Thomas C. Dircks	45	Director
A. Lawrence Fagan	73	Director
M. Fazle Husain	38	Director
Joseph Swedish	51	Director
Joseph Trunfio	56	Director

        No family relationship exists among any of the directors or executive officers.

        Joseph A. Boshart has served as President and Chief Executive Officer since July 1999, and formerly served in such capacities at our predecessor since 1994. He has served as a director since July 1999. Mr. Boshart holds a B.S. degree in economics from the University of Michigan.

        Emil Hensel has served as Chief Financial Officer since July 1999 and formerly served in such capacity at our predecessor since 1991. He has served as a director since July 1999. Mr. Hensel holds a B.S. degree in electrical engineering from Columbia University, a Masters degree in Engineering from the Johns Hopkins University and a Masters degree in Business Administration from New York University.

        Karen H. Bechtel has been a director since December 1999. Ms. Bechtel has been a Managing Director of Morgan Stanley Private Equity since 1998 and of Morgan Stanley & Co. Incorporated since 1986. She received a B.A. in mathematics from the University of Texas and an M.B.A. from the Harvard Graduate School of Business Administration. Ms. Bechtel is also a director of Vanguard Health Systems, Inc. and of several privately held companies.

        W. Larry Cash has been a director since October 2001. He has been the Executive Vice President and Chief Financial Officer of Community Health Systems since September 1997 and a Director of Community Health Systems since May 2001. Prior to joining Community Health Systems, Mr. Cash served as Vice President and Group Chief Financial Officer of Columbia/HCA Healthcare Corporation from September 1996 to August 1997. Prior to Columbia/HCA, Mr. Cash spent 23 years at Humana Inc., most recently as Senior Vice President of Finance and Operations from 1993 to 1996. He received his B.S. in Accounting from the University of Kentucky at Lexington in 1970.

        Thomas C. Dircks has been a director since July 1999. Mr. Dircks has been Managing Partner of Charterhouse Group International, a private equity firm, since June 2002. Mr. Dircks served as President of Charterhouse from June 2001 until June 2002 and served as Executive Vice President of Charterhouse from July 2000 until June 2001 and has been employed as an executive officer of Charterhouse since 1983. He was previously employed as a Certified Public Accountant at a predecessor of PricewaterhouseCoopers, LLP. He holds a B.S. in Accounting and an M.B.A. from Fordham University. Mr. Dircks is also a director of Interliant, Inc., an application service provider, and a number of privately held companies.

        A. Lawrence Fagan has been a director since July 1999. Mr. Fagan has been a Partner of Charterhouse since June 2002. Mr. Fagan served as Vice Chairman of Charterhouse from June 2001 until June 2002 and served as President and Chief Operating Officer of Charterhouse from December 1996 until June 2001 and formerly served as Executive Vice President of Charterhouse since 1984. Mr. Fagan received a B.A. from Yale University and an M.B.A. from Columbia University. He also is a director of Top Image Systems, Ltd. and a number of privately held companies.

        M. Fazle Husain has been a director since December 1999. He is a Managing Director of Morgan Stanley Private Equity and has worked at Morgan Stanley & Co. Incorporated from 1987 to 1989, and since 1991. Mr. Husain received a B.S. in Chemical Engineering from Brown University and an M.B.A. from the Harvard Graduate School of Business Administration. He is also a director of Allscripts Healthcare Solutions, Inc., Healthstream Inc., The Medicines Company and several privately held companies.

        Joseph Swedish has been a director since October 2001, and has been President and Chief Executive Officer and a Director of Centura Health since January 1999. Prior to joining Centura Health, Mr. Swedish served as President and Chief Executive Officer of the East Florida Division of Columbia/HCA Healthcare Corporation from March 1994 to January of 1999. He received his B.S. from the University of North Carolina at Charlotte in 1973 and a Master's Degree in Health Administration from Duke University in 1979.

        Joseph Trunfio has been a director since October 2001 and has served as President and Chief Executive Officer of Atlantic Health System, a not-for-profit hospital group, since March 1999. From July 1997 to February 1999, Mr. Trunfio served as President and Chief Executive Officer of Via Caritas Health System, a not-for-profit hospital group. Prior to his position with Via Caritas Health System, he served as President and Chief Executive Officer of SSM Healthcare Ministry Corp., a not-for-profit hospital group. Mr. Trunfio holds a Ph.D. in Clinical Psychology from the University of Miami.

        Pursuant to our Amended and Restated Stockholders Agreement, dated August 23, 2001, CEP III and the funds managed by Morgan Stanley Private Equity each have the right to designate two directors for nomination to our board of directors. If either CEP III, on the one hand, or the funds managed by Morgan Stanley Private Equity, on the other hand, reduces its respective ownership by more than 50% of its holdings prior to our initial public offering, the number of directors such party shall have the right to designate shall be reduced.

Director Compensation and Other Arrangements

        We do not pay cash compensation to our employee directors or directors affiliated with our principal stockholders. Messrs. Cash, Swedish and Trunfio, each received cash compensation in the amount of $3,000 per "in-person" board meeting attended and $1,500 per telephonic board meeting or committee meeting attended in 2002. In 2003 the cash compensation of such directors will be increased to $3,500 per "in-person" board meeting attended. All directors are also reimbursed for the expenses they incur in attending meetings of the Board or Board committees. In accordance with the Company's Amended and Restated 1999 Stock Option Plan, each of Messrs. Cash, Swedish and Trunfio is eligible to receive a grant of options as of the first day of the month following our Annual Meeting of the Stockholders of the Company. 25% of each option grant becomes exercisable on each of the four anniversaries following the date of grant.

Board Committees and Meetings

        Meeting of the Board of Directors.    During the year ended December 31, 2002, there were seven meetings of the Board of Directors. Each director who served in such capacity during the year ended December 31, 2002 attended all of the meetings of the Board and all meetings of the Board committees of which they were members during such year. All of the directors nominated for election to the Board were members of the Board for the entire 2002 year. Bruce A. Cerullo resigned from the Board on August 19, 2002 and is not up for re-election.

        Committees of the Board of Directors.    The two standing committees of the Board are Audit and Compensation. Members of each committee, who are elected by the full Board, are named below.

  Audit Committee

        The Audit Committee consists of Messrs. Cash, Swedish and Trunfio who joined the Audit Committee upon their appointment to the Board in October 2001. Messrs. Cash, Swedish and Trunfio are independent directors under Nasdaq National Markets requirements. The Audit Committee is the principal agent of the Board of Directors in overseeing (i) the quality and integrity of the Company's financial statements, (ii) legal and regulatory compliance, (iii) the independence, qualifications, and performance of the Company's independent accountants, (iv) the performance of the Company's internal auditors, and (v) the integrity of management and the quality and adequacy of disclosures to stockholders. The committee also:

  •
  is solely responsible for hiring and terminating the Company's independent accountants and pre-approving all auditing, as well as any audit-related, tax advisory and any other non-auditing services, to be performed by the independent accountants;

  •
  reviews and discusses with Cross Country's independent accountants their quality control procedures and the Company's critical accounting policies and practices;

  •
  regularly reviews the scope and results of audits performed by the Company's independent accountants and internal auditors;

  •
  meets with management to review the adequacy of the Company's internal control framework and its financial, accounting, and reporting and disclosure control processes;

  •
  reviews the Company's periodic filings and quarterly earnings releases;

  •
  reviews and discusses with the Company's chief executive and financial officers the procedures they followed to complete their certifications in connection with Cross Country's periodic filings with the SEC; and

  •
  discusses management's plans with respect to the Company's major financial risk exposures.

        During the year ended December 31, 2002, there were six meetings of the Audit Committee.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

        The Audit Committee oversees the Company's financial reporting process on behalf of the Board of Directors, including the Company's internal controls, the quality of its financial reporting, and the independence and performance of the Company's independent public accountants. The Board of Directors has adopted a written charter for the Audit Committee, a copy of which was attached as Appendix A to the proxy statement for the Company's 2002 Annual Meeting of Stockholders.

        Management has the primary responsibility for the Company's financial statements and the overall reporting process, including the Company's system of internal controls. The independent accountants audit the annual financial statements prepared by management, express an opinion as to whether those financial statements fairly present the consolidated financial position, results of operations and cash flows of the Company and its subsidiaries in conformity with generally accepted accounting principles, and discuss with us any issues they believe should be raised with us.

        The Audit Committee reviewed the Company's unaudited financial statements for each calendar quarter of 2002 as well as the Company's audited financial statements for the 2002 fiscal year and met with both management and Ernst & Young LLP ("E&Y"), the Company's independent accountants, to discuss those financial statements. Management has represented to us that the financial statements were prepared in accordance with generally accepted accounting principles.

        We have received from E&Y the written disclosures and the letter required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and discussed with E&Y their independence from the Company and its management. The Audit Committee also discussed with E&Y any matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees.

        Based on these reviews and discussions, the Audit Committee recommended to the Board of Directors that the Company's audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2002.

                      THE AUDIT COMMITTEE
                      W. Larry Cash
                      Joseph Swedish
                      Joseph Trunfio

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

        The members of the Compensation Committee are Karen H. Bechtel and Thomas C. Dircks. The Company's executive compensation program is focused on shareholder value, the overall performance of the Company, success of the Company as impacted by an executive's performance and the performance of an individual executive. Each action of the Compensation Committee during the year ended December 31, 2002 was taken at a meeting of such committee or was adopted pursuant to an action by written consent in lieu of a meeting, pursuant to the General Corporation Law of the State of Delaware.

        The Compensation Committee's objective is to provide competitive levels of compensation to the Company's executive officers that are integrated with the Company's long-term performance goals, reward above-average corporate performance, recognize individual initiative and achievements and assist the Company in attracting and retaining qualified executives. The compensation policies and programs utilized by the Compensation Committee have been reviewed with independent compensation consultants and endorsed by the Board of Directors and generally consist of the following:

  •
  provide executive officer total compensation in relation to Company performance;

  •
  provide a compensation program competitive with that received by executives of comparable companies in the healthcare staffing industry in order to attract, motivate, and retain qualified personnel;

  •
  provide a management tool for focusing and directing the energies of key executives toward achieving individual and corporate objectives; and

  •
  provide long-term incentive compensation in the form of restricted stock and stock option awards to link individual success to that of the Company.

        The Company's executive compensation consists of three key components: base salary, annual incentive compensation in the form of cash bonuses, stock options and restricted stock grants, each of which is intended to complement the others and, collectively, satisfy the Company's compensation objectives. The Compensation Committee's policies with respect to each of the three components are discussed below.

        Base Salary.    Each fiscal year the Compensation Committee, along with the Chief Executive Officer, reviews and approves the annual salaries for the Company's executive officers. Many factors are included in determining base salaries, such as the responsibilities borne by the executive officer, the scope of the position, length of service with the Company and corporate and individual performance.

        Cash Bonuses.    The Compensation Committee provides annual incentives to the Company's executive officers in the form of cash bonuses. In 2002, these bonuses were given pursuant to our bonus plan. Under our bonus plan, 80% of the bonus is tied to the achievement of annual operating profit targets, and the remaining 20% is tied to the achievement of strategic and operating objectives established annually by our Board of Directors.

        Stock Options and Restricted Stock.    The primary objective of the stock option and restricted stock program is to link the interests of the Company's executive officers and other selected employees to the stockholders through significant grants of stock options or restricted stock made at the discretion of the Compensation Committee. The Company's stock option plans authorize the issuance of both incentive and non-qualified stock options to officers and employees of the Company, including key employees. Subject to general limits prescribed by the plans, the Compensation Committee has the authority to determine the individuals to whom stock options are awarded and the terms of the options and the number of shares subject to each option. The size of any particular stock option award is based upon the employee's position with the Company and the individual performance during the related evaluation period.

        Chief Executive Officer's Compensation.    As discussed under "Employment Agreements," the Company is a party to an employment agreement with Mr. Boshart. The salary, bonus and restricted stock grant given to Mr. Boshart in 2002 were based on the Compensation Committee's review of the compensation paid to the chief executive officers of comparable companies, assessment of the Company's revenue and earnings growth, the success of the Company's acquisition program as well as the Compensation Committee's continued recognition of Mr. Boshart's leadership of the Company.

                      THE COMPENSATION COMMITTEE:
                      Thomas C. Dircks
                      Karen H. Bechtel

COMPENSATION COMMITTEE INTERLOCKS AND
INSIDER PARTICIPATION

        No current or past executive officers of Cross Country serve on our Compensation Committee.

EXECUTIVE OFFICERS

        The following table sets forth certain information with respect to executive officers of Cross Country other than Messrs. Boshart and Hensel whose information is provided above as part of Proposal I:

Name	Age	Position
Vickie Anenberg	38	President, Cross Country Staffing
Kevin Conlin	45	President, Consulting Division
Dr. Franklin A. Shaffer, RN, FAAN	60	President, Education and Training Division
Tony Sims	43	President, Clinical Trials Staffing Division
Carol D. Westfall	53	President, Search and Recruitment Division
Annette Gardner	49	President, Cross Country Local
Jonathan W. Ward	38	Executive Vice President, Cross Country Staffing
Victor Kalafa	49	Vice President, Corporate Development and Strategy
Daniel J. Lewis	46	Principal Accounting Officer

        Vickie Anenberg has served as President of the Cross Country Staffing since August 2002 and formerly as President of the Travel Staffing Division from February 2000 to August 2002. Prior to that she served as Vice President of the Nursing Division for our predecessor, since 1995. Prior to joining Cross Country Staffing in 1990, she worked for Proctor & Gamble since 1986.

        Kevin Conlin has served as President of the Consulting Division since April 2001. Before joining Cross Country, he served from 1996 to March 2001 as the President and Chief Executive Officer of Partners First, a consulting firm focused on physician-hospital partnering and managed care. He also served as a senior executive at Ascension Health, one of the largest not-for-profit hospital systems in the U.S. He holds a B.A. in Biological Sciences from Rutgers University and a Masters of Health Administration from Duke University.

        Dr. Franklin A. Shaffer, RN, FAAN has served as President of the Education and Training Division since March 2001. He also served as Vice President in our Education Division since February 1996. Dr. Shaffer has also served as adjunct faculty in graduate nursing programs at Teachers College, Columbia University, Adelphi University and Hunter College. Dr. Shaffer holds a Doctorate of Education in Nursing Administration and a Masters of Education and a Masters of Arts from Teachers College, Columbia University. In 2002, Dr. Shaffer was inducted into the American Academy of Nursing.

        Tony Sims has served as President of the Clinical Trials Staffing Division since January 2001, as Executive Vice President of Operations for ClinForce from March 1998 to December 2000 and as Managing Director of ClinForce from August 1997 to March 1998. Before joining ClinForce, Mr. Sims served in various roles, including National Account Executive and Business Development Manager, with the healthcare staffing and support groups at Kelly Scientific Resources from August 1996 to August 1997. Mr. Sims holds a B.S. in Chemistry from Piedmont College.

        Carol D. Westfall has served as President of the Search and Recruitment Division since October 2000. Ms. Westfall served as Senior Vice President of Cejka & Company's Physician Search and Outsourced Executive Search Divisions from August 1999 to October 2000 and Vice President of the Outsourced Executive and Physician Search Division from 1994 to July 1999. Ms. Westfall holds a

B.S. degree in Education from Michigan State University and has completed graduate work in Secondary Administration with Purdue University.

        Annette Gardner has served as President of Cross Country Local, Inc. since October 2001, the President of E-Staff, Inc. since August 2000 and an executive officer since February 2002. Ms. Gardner founded Nurse Works, Inc. in 1986 and served as its Chief Executive Officer until July 1999. She is also the founder of Bates & Associates, a small healthcare consulting firm. She received her nursing degree in 1974 and continued her education in management and business studies at Temple University.

        Jonathan W. Ward has served as Executive Vice President, Cross Country Staffing since August 2002 and formerly as Chief Marketing and Strategy Officer from 1999 to August 2002. Mr. Ward has been an an executive officer since February 2002. He served as Vice President of Marketing at our predecessor since 1995 and Director of Marketing and Business Development since 1993. Mr. Ward holds a B.A. in Political Science from Drew University and an M.B.A. from Rutgers University, Graduate School of Management.

        Victor Kalafa has served as Vice President of Corporate Development and Strategy since April 2001 and an executive officer since February 2002. From March 1999 to April 1, 2001, Mr. Kalafa was President of KSR Group, Inc., a management consulting company. Mr. Kalafa served as Chief Operating Officer for Scott Medical Group, Inc., a healthcare management company, from January 1998 to March 1999. He was Vice President of Business Development for WR Grace from 1991 to 1998. Mr. Kalafa holds a B.A. degree in History from Lafayette College and an M.B.A. degree from Columbia University.

        Daniel J. Lewis has served as Chief Accounting Officer and an executive officer since August 2002. Prior to that Mr. Lewis was Corporate Controller of Cross Country. Mr. Lewis also served as Controller of our predecessor since 1989. Mr. Lewis is a C.P.A. and holds a B.B.A. in Accounting from the University of Texas at Austin.

EXECUTIVE COMPENSATION

        The following table sets forth certain summary information with respect to compensation we paid in 2000, 2001 and 2002 to our Chief Executive Officer and our four other most highly compensated executive officers as of December 31, 2002 whose salary and bonus earned in 2002 exceeded $100,000:

Summary Compensation Table

	Annual Compensation						Long-Term Compensation Awards
Name and Position	Year	Salary		Bonus		Other Annual Compensation	Restricted Stock Award(s) ($)(a)(b)	Securities Underlying Options/SARs	All other Compensation(c)
Joseph A. Boshart President and Chief Executive Officer	2002 2001 2000	$ $ $	327,788 273,000 263,465	$ $ $	45,801 184,412 193,883	— — —	$70,000 — —	— — —	$ $ $	5,000 5,250 5,250
Emil Hensel Chief Financial Officer	2002 2001 2000	$ $ $	251,683 225,000 218,976	$ $ $	34,351 151,988 159,794	— — —	$52,497 — —	— — —	$ $ $	5,500 5,250 5,250
Vickie Anenberg President, Cross Country Staffing	2002 2001 2000	$ $ $	174,972 154,842 112,769	$ $ $	36,395 144,051 70,318	— — —	$21,998 — —	— — —	$ $ $	5,500 5,250 3,938
Kevin Conlin President, Consulting Division	2002 2001 2000	$ $	230,833 159,375 —	$ $	117,500 199,125 —	— — —	— — —	— 92,822 —		$2,938 — —
Carol D. Westfall President, Search and Recruitment Division	2002 2001 2000	$ $ $	180,000 180,000 140,000	$ $ $	256,500 272,997 280,740	— — —	— — —	— — —	$ $ $	5,500 5,250 8,603

(a)
Reflects shares granted on March 17, 2003 as additional compensation for the Company's 2002 fiscal year. Based on the closing price of our Common Stock on March 14, 2003 of $9.99, the last business day prior to the date of grant, multiplied by the number of shares of Common Stock underlying the restricted stock grants.

(b)
Each of the restricted stock grants are subject to the following vesting schedule: one-third of the shares granted will vest on March 17, 2004, one-third of the shares granted will vest on March 17, 2005 and one-third of the shares granted will vest on March 17, 2006.

(c)
Amounts consist of employer matching contributions to our 401(k) plan, except that Ms. Westfall's amount in the year 2000 also includes a $3,503 matching contribution to a non-qualified savings program.

Aggregated Option Values as of December 31, 2002

        The following table sets forth information concerning the year-end number and value of unexercised options with respect to our named executive officers.

				Number of Securities Underlying Unexercised Options at Fiscal Year-End		Value of Unexercised In-the-Money Options at Fiscal Year-End(d)
	Shares Acquired on Exercise (#)
NAME		Value Realized ($)
				Exercisable	Unexercisable	Exercisable	Unexercisable
Joseph A. Boshart	14,000	$93,030	(a)	370,522	128,172	$641,604	$242,799
Emil Hensel	7,000	$46,515	(b)	300,617	102,538	$539,321	$194,240
Vickie Anenberg	—	—		153,808	51,270	$291,364	$97,118
Kevin Conlin	—	—		34,809	58,013	$9,780	$16,298
Carol D. Westfall	4,400	$27,500	(c)	20,837	8,410	$67,368	$31,538

(a)
Based on the difference between the closing price of our Common Stock on August 22, 2002, the date of exercise, of $14.40 as reported by the Nasdaq National Market and the per share option exercise price, multiplied by the number of shares of common stock underlying those options exercised on such date.

(b)
Based on the difference between the closing price of our Common Stock on August 22, 2002, the date of exercise, of $14.40 as reported by the Nasdaq National Market and the per share option exercise price, multiplied by the number of shares of common stock underlying those options exercised on such date.

(c)
Based on the difference between the closing price of our Common Stock on August 20, 2002, the date of exercise, of $14.00 as reported by the Nasdaq National Market and the per share option exercise price, multiplied by the number of shares of common stock underlying those options exercised on such date.

(d)
Based on the difference between the closing price of our Common Stock on December 31, 2002 of $13.95 as reported by the Nasdaq National Market and the per share option exercise price, multiplied by the number of shares of Common Stock underlying the options.

Employment Agreements

        We are party to employment agreements with each of Joseph A. Boshart and Emil Hensel, pursuant to which Mr. Boshart serves as our President and Chief Executive Officer and Mr. Hensel serves as our Chief Financial Officer. The initial term of each agreement expired on July 29, 2002. Upon expiration of such initial term, each agreement automatically renewed for a one-year term, and will continue to renew for successive one-year terms unless prior to the end of such renewal term either party has given at least 90 days' prior written notice of its intention not to renew the agreement. Messrs. Boshart and Hensel currently receive annual base salaries of $350,000 and $262,500, respectively. These salaries are subject to increase upon annual review by the Compensation Committee of the Board of Directors, and each of Messrs. Boshart and Hensel is eligible to receive an annual bonus at the discretion of our Compensation Committee. Messrs. Boshart and Hensel are eligible to participate in all benefit plans and fringe benefit arrangements available to our senior executives. If either executive's employment is terminated without cause, the executive will be entitled to the greater of (x) base salary, for the balance of the renewal term, certain other benefits provided in the agreement and bonus for the fiscal year in which termination occurs and (y) one year's worth of his base salary in effect as of the date of termination. Each of Messrs. Boshart and Hensel is subject to a two-year post-termination noncompetition covenant. However, if either executive's employment is terminated without cause, then the non-competition agreement will be effective only if we continue to pay the executive's base salary, bonus and other benefits provided in the agreement for the term of the noncompetition covenant. We are permitted to terminate the noncompetition covenant, and related payments, upon 30 days' prior written notice.

        In addition, we are party to an employment agreement with Kevin Conlin, pursuant to which Mr. Conlin serves as President of the Consulting Division. The initial term of the agreement expires on December 31, 2003. Upon expiration of the initial term, the agreement will be automatically renewed for successive one-year terms, unless prior to the end of the initial term or renewal term either party has given at least 30 days' prior notice of its intention not to renew the agreement. Mr. Conlin currently receives an annual base salary of $235,000. His salary is subject to increase upon annual review by the Chief Executive Officer and the Compensation Committee of the Board of Directors, and Mr. Conlin is eligible to receive an annual bonus at the discretion of our Compensation Committee. If Mr. Conlin shall die or be terminated with cause, he or his estate shall be entitled to the earned but unpaid portion of his than current salary and any accrued vacation. If Mr. Conlin is terminated without cause, shall terminate his own employment for good reason, or there is a change of control of the Company, he shall be entitled to (i) one year's worth of his base salary in effect as of the date of termination, (ii) the bonus he would have been entitled to for the year in which his termination occurs, on a pro rata basis, and (iii) any accrued vacation. Mr. Conlin is subject to a two-year post-termination noncompetition covenant. However, if Mr. Conlin is terminated without cause, then the noncompetition agreement will be effective only for a period of one year and only if we continue to pay Mr. Conlin's base salary during that period.

        We are also party to an employment agreement with Annette Gardner, pursuant to which Ms. Gardner serves as President of Cross Country Local, the Company's per diem nurse staffing subsidiary. The term of the agreement expires on August 1, 2005. Ms. Gardner currently receives an annual base salary of $212,180. Her salary is scheduled to increase at a rate of 3% per year and Ms. Gardner is eligible to receive an annual bonus at the discretion of our Compensation Committee and is entitled to incentive bonuses directly related to Cross Country Local's revenues. If Ms. Gardner is terminated without cause or shall terminate her own employment for good reason, she shall be entitled to (i) one year's worth of her base salary in effect as of the date of termination, and (ii) the incentive bonus she would have been entitled to for the year in which her termination occurs, on a pro rata basis. Ms. Gardner is subject to a three-year post-termination noncompetition covenant within a 50 mile radius of any Cross Country Local office. However, if Ms. Gardner is terminated without cause, then the noncompetition agreement will be effective only if we continue to pay Ms. Gardner's base salary and provide her with benefits for six months following her termination.

Our Stock Plans

        Amended and Restated 1999 Stock Option Plan.    We have reserved for issuance 2,145,515 shares of common stock under our Amended and Restated 1999 Stock Option Plan, subject to adjustment for stock splits or similar corporate events. Our Amended and Restated 1999 Stock Option Plan provides for the granting of options to purchase shares of our common stock to any of our employees or consultants and our non-employee directors. Each stock option granted under our Amended and Restated 1999 Stock Option Plan is either intended to qualify as an incentive stock option or is a non-qualified stock option. The plan is administered by the Compensation Committee of our board of directors. The exercise price of options granted under our Amended and Restated 1999 Stock Option Plan is determined by the committee. In the case of incentive stock options granted to ten percent stockholders, the exercise price cannot be less than 110% of the fair market value of the common stock. In the event of a change of control of our company, stock options granted and not previously exercisable, will become exercisable unless the committee determines in good faith that an alternative option will be substituted.

        Amended and Restated Equity Participation Plan.    We have reserved for issuance 2,252,486 shares of common stock under our Amended and Restated Equity Participation Plan, subject to adjustment for stock splits or similar corporate events. Our Amended and Restated Equity Participation Plan provides for the granting of options to purchase shares of our common stock to key management employees of our Company and our affiliates. Each stock option granted under our Amended and Restated Equity Participation Plan is either intended to qualify as an incentive stock option or is a non-qualified stock option. The exercise price of options granted under our Amended and Restated Equity Participation Plan is divided into five tranches ranging from 100 percent to 300 percent of the fair market value of the common stock on the date of grant. However, for incentive stock options granted to ten percent stockholders, the exercise price in the first tranche cannot be less than 110 percent of the fair market value of the common stock on the date of grant. The plan is currently administered by the Compensation Committee of our Board of Directors. In the event of a change in control of our Company, stock options granted and not previously exercisable, will become exercisable unless the Committee determines in good faith that an alternative option will be substituted.

        401(k) Plan.    We maintain a 401(k) Plan. The plan permits eligible employees to make voluntary, pre-tax contributions to the plan up to a specified percentage of compensation, subject to applicable tax limitations. We may make a discretionary matching contribution to the plan equal to a pre-determined percentage of an employee's voluntary, pre-tax contributions and may make an additional discretionary profit sharing contribution to the plan, subject to applicable tax limitations. Eligible employees who elect to participate in the plan are generally vested in any matching contribution after three years of service with the Company. The plan is intended to be tax-qualified under Section 401(a) of the Internal Revenue Code so that contributions to the plan, and income earned on plan contributions, are not taxable to employees until withdrawn from the plan, and so that our contributions, if any, will be deductible by us when made.

        Deferred Compensation Plan.    The Board of Directors adopted the Deferred Compensation Plan, an unfunded non-qualified deferred compensation arrangement, effective as of January 1, 2003. Designated executives of the Company may elect to defer the receipt of a portion of their annual base salary, bonuses and commissions and the delivery of stock option gains to the Company's Deferred Compensation Plan. The Company may also make a discretionary contribution to the Deferred Compensation Plan on behalf of certain participants. Participants are immediately fully vested in any deferrals of annual base salary, bonuses, commissions and stock option gains and generally become vested in Company contributions after three years from the date such contribution is made to the plan. A participant's account balance will also become fully vested upon the occurrence of a change in control or upon a participant's retirement, death during employment or disability. Generally, payments under the Deferred Compensation Plan automatically commence upon a participant's retirement, termination of employment or death during employment; however, under certain limited circumstances described in the plan, participants may receive distributions during employment. Benefits under the Deferred Compensation Plan are payable solely by the Company. To enable the Company to meet its financial commitment under the Deferred Compensation Plan, assets may be set aside in a corporate-owned vehicle. These assets are available to all general creditors of the Company in the event of the Company's insolvency. Participants of the Deferred Compensation Plan are unsecured general creditors of the Company with respect to the Deferred Compensation Plan benefits.

RELATED PARTY TRANSACTIONS

        We were party to an agreement with Bruce A. Cerullo dated as of December 21, 2000, pursuant to which Mr. Cerullo agreed to continue on as a director and provide certain consulting services to us at such times as we reasonably requested and that were reasonably convenient to Mr. Cerullo. Mr. Cerullo resigned as a director of the Company effective August 19, 2002. Mr. Cerullo has not been asked by us to provide any consulting services to the Company and it is not expected that we will ask it of him in the future. He is subject to a four-year non-competition covenant which expires August 19, 2006, the four year anniversary of his resignation. Mr. Cerullo has retained all options that were vested and exercisable as of the date of his resignation.

PERFORMANCE GRAPH

        The following graph shows the total stockholder return through December 31, 2002 of an investment of $100 in cash on October 24, 2001 (the date of our initial public offering) (i) in Cross Country's common stock (CCRN), (ii) the Nasdaq Market Index (NASDAQ), and (iii) the Dow Jones U.S. Healthcare Providers Index (DJUSHP). Historic stock price performance is not indicative of future stock price performance. All values assume reinvestment of the full amount of all dividends and are calculated as of the last day of each month.

	10/24/01	12/31/01	3/31/02	6/30/02	9/30/02	12/31/02
CCRN	$100.00	$155.88	$158.82	$222.35	$83.06	$82.06
NASDAQ	$100.00	$112.52	$106.61	$84.98	$68.19	$77.79
DJUSHP	$100.00	$107.93	$118.89	$127.68	$117.73	$98.49

PROPOSAL II

APPROVAL OF AMENDMENT TO CROSS COUNTRY'S
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
TO CHANGE NAME OF CORPORATION TO
"CROSS COUNTRY HEALTHCARE, INC."

        The Board of Directors has unanimously approved, subject to stockholder approval, an amendment (the "Amendment") to Cross Country's Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") solely for the purpose of changing the Company's name to "Cross Country Healthcare, Inc."

        A copy of the certificate of amendment (the "Certificate") effecting the Amendment is attached as Appendix A to this Proxy Statement. If approved by the Company's stockholders, the change in our name will become effective upon the filing of the Certificate with the Secretary of State of the State of Delaware. The Board intends to file the Certificate as soon as practicable once stockholder approval is obtained.

        The name change will not affect the validity of currently outstanding stock certificates. The Company's current stockholders will not be required to surrender or exchange any stock certificates that they now hold and should not send such certificates to the Company or its transfer agent for exchange.

        Delaware General Corporation Law does not offer stockholders appraisal rights in the event of a change of the corporate name.

        The impetus of the name change is a Settlement Agreement, dated February, 2003, between the Company and The Cross Country Group, LLC. The Cross Country Group, LLC, a Massachusetts based company, provides certain automotive and non-healthcare travel related services, and had initiated actions aimed toward preventing the Company from using the corporate name "Cross Country, Inc." Pursuant to the Settlement Agreement, the Company has agreed to add an industry identifier, such as "Healthcare," to its corporate name. The Cross Country Group, LLC has agreed to dismiss any lawsuits and all Trademark Office proceedings against the Company upon receipt of stockholders approval of the name change. There is no monetary consideration being paid pursuant to the Settlement Agreement.

        The Company does not expect the name change to have any negative effect on its business.

        Proposal II must be approved by the affirmative vote of the holders of a majority of the shares of the Common Stock outstanding as of March 18, 2003. Abstentions from voting on this proposal will have the effect of a "no" vote.

        The Board of Directors of Cross Country deems the approval of the Amendment to be in the best interest of Cross Country and its stockholders and recommends that holders of the Common Stock vote FOR Proposal II.

PROPOSAL III

RATIFICATION OF APPOINTMENT OF
INDEPENDENT PUBLIC ACCOUNTANTS

        The independent public accounting firm for Cross Country for the fiscal year ended December 31, 2002 was Ernst & Young LLP ("E&Y"). The Board, upon the recommendation of the Audit Committee, has appointed this firm, subject to ratification by the stockholders, to audit the financial statements of the Company for the fiscal year ending December 31, 2003. In arriving at its recommendation to the Board, the Audit Committee reviewed the performance of E&Y in prior years, as well as the firm's reputation for integrity and competence in the fields of accounting and auditing. The Audit Committee expressed its satisfaction with E&Y in these respects. E&Y's fees for services rendered during the fiscal years ending December 31, 2001 and December 31, 2002 were:

	2002	2001
Audit fees:	$262,015	$236,473
Audit-Related Fees:	$275,475	$1,355,744
Tax Fees:	$156,218	$238,398
All Other Fees:	$46,859	—

Total:	$740,567	$1,830,645

        "Audit Fees" include fees associated with the annual audit, the reviews of the Company's quarterly reports on Form 10-Q and annual report on Form 10-K. Audit Fees for 2002 included three quarterly reviews, whereas audit fees for 2001 included only one quarterly review, as the Company went through its initial public offering in October 2001. "Audit-Related Fees" principally included the Company's initial public offering in 2001 and secondary public offering in 2002, audits in connection with proposed or consummated acquisitions, and accounting consultation. "Tax Fees" included tax compliance, tax advice, tax planning and consulting. "All Other Fees" principally include fees associated with risk management advisory services.

        E&Y has audited the Company's financial statements annually since 2000. Representatives of E&Y will be present at the Annual Meeting to make a statement, if they desire to do so, and to respond to appropriate questions.

        The Audit Committee has considered, and is satisfied that, the provision of the services provided by E&Y represented under the headings "Audit-Related Fees," "Tax Fees" and "All Other Fees" is compatible with maintaining the principal accountant's independence.

        The Board deems the ratification of the selection of E&Y as independent accountants of the Company to be in the best interest of the Company and its stockholders and recommends that holders of the Common Stock vote FOR Proposal III.

SECTION 16(a) BENEFICIAL OWNERSHIP COMPLIANCE

        Based solely on our review of the reports under Section 16(a) of the Exchange Act and written representation from certain reporting persons furnished to us during the year ended December 31, 2002, we believe that other than as described in the next sentences, each of the persons required to file such reports is in compliance with all applicable filing requirements. Mr. Lewis failed to file a Form 3 on a timely basis on one occasion and Mr. Conlin failed to file a Form 4 on a timely basis on one occasion. The required filings were made promptly after noting the failures to file.

DEADLINES FOR SUBMISSION OF PROXY PROPOSALS,
NOMINATION OR DIRECTORS AND OTHER BUSINESS

        PROXY STATEMENT PROPOSALS.    Stockholder proposals intended to be included in the Proxy Statement and form of proxy for the Annual Meeting of Stockholders to be held in 2004, in addition to meeting certain eligibility requirements established by the Securities and Exchange Commission, must be in writing and received by the Secretary at the Company's principal executive offices on or prior to December 24, 2003. Alternate notice deadlines apply if the date of the annual meeting differs by more than 30 days from the date of the previous year's annual meeting.

By Order of the Board of Directors
Stephen W. Rubin Secretary
April 10, 2003

APPENDIX A

CERTIFICATE OF AMENDMENT

OF THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

CROSS COUNTRY, INC.

        The undersigned corporation, in order to amend its Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation"), hereby certifies as follows:

          FIRST:    The name of the corporation is Cross Country, Inc.

          SECOND:    The corporation hereby amends it Certificate of Incorporation as follows:

        Article I of the Certificate of Incorporation, relating to the name of the corporation, is hereby amended and restated to read in its entirety as follows:

        The name of the Corporation is Cross Country Healthcare, Inc.

          THIRD:    The Amendment to the Certificate of Incorporation effected herein was duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

        IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Amendment, this      day of                         .

CROSS COUNTRY, INC.
By:
Name: Joseph A. Boshart Title: President and Chief Executive Officer

PROXY

CROSS COUNTRY, INC.
6551 Park of Commerce Blvd., NW
Suite 200
Boca Raton, Florida 33487

This Proxy is solicited on behalf of the Board of Directors

        The undersigned, having duly received the Notice of Annual Meeting of Stockholders and the Proxy Statement, dated April 10, 2003, hereby appoints Karen H. Bechtel, Joseph A. Boshart and Thomas C. Dircks as proxies (each with the power to act alone and with the power of substitution and revocation) to represent the undersigned and to vote, as designated below, all shares of Common Stock of Cross Country, Inc. held of record by the undersigned on March 18, 2003, at the Annual Meeting of Stockholders to be held at 9:00 a.m. on Thursday, May 8, 2003 at the offices of Proskauer Rose LLP at 1585 Broadway, New York, New York and at any adjournments or postponements thereof. The undersigned hereby revokes any previous proxies with respect to the matters covered by this Proxy.

CROSS COUNTRY, INC.'S BOARD OF DIRECTORS RECOMMENDS
A VOTE "FOR" THE FOLLOWING PROPOSALS

1.	PROPOSAL TO ELECT NINE DIRECTORS FOR TERMS EXPIRING AT THE 2004 ANNUAL MEETING.	FOR all nominees listed below (except as marked to the contrary) ☐	WITHHOLD AUTHORITY to vote for all nominees listed below ☐

Joseph A. Boshart, Emil Hensel, Karen H. Bechtel, W. Larry Cash, Thomas C. Dircks, A. Lawrence Fagan, M. Fazle Husain, Joseph Swedish and Joseph Trunfio

INSTRUCTION: To withhold authority to vote for any individual, write that nominee's name on the space provided below.

2.
PROPOSAL TO APPROVE AMENDMENT TO CROSS COUNTRY'S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO CHANGE CORPORATE NAME TO "CROSS COUNTRY HEALTHCARE, INC."
☐ FOR	☐ AGAINST	☐ ABSTAIN
3.
PROPOSAL TO APPROVE AND RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2003
☐ FOR	☐ AGAINST	☐ ABSTAIN
4.
In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(See reverse side)

        THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED ON THE PROXY BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ELECTION OF ALL NOMINEES FOR DIRECTOR LISTED IN PROPOSAL 1 AND FOR PROPOSALS 2 AND 3.

Dated ,

Signature of Shareholder
Please sign exactly as names appear on this Proxy. Where shares are held by joint tenants, both should sign. If signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized person. If a partnership, please sign in partnership name by an authorized person.
PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.

QuickLinks

CROSS COUNTRY, INC. NOTICE OF ANNUAL MEETING OF STOCKHOLDERS AND PROXY STATEMENT
CROSS COUNTRY, INC.
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS MAY 8, 2003
PROXY STATEMENT
PRINCIPAL STOCKHOLDERS
PROPOSAL I ELECTION OF DIRECTORS
REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
EXECUTIVE OFFICERS
EXECUTIVE COMPENSATION
Summary Compensation Table
Aggregated Option Values as of December 31, 2002
RELATED PARTY TRANSACTIONS
PERFORMANCE GRAPH
PROPOSAL II APPROVAL OF AMENDMENT TO CROSS COUNTRY'S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO CHANGE NAME OF CORPORATION TO "CROSS COUNTRY HEALTHCARE, INC."
PROPOSAL III RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS
CERTIFICATE OF AMENDMENT OF THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF CROSS COUNTRY, INC.